SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 11, 2014

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, VA 23452

Registrant’s telephone number, including area code: (757) 627-9088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS, COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 11, 2014, the Compensation Committee of the Board of Directors of the Registrant approved grants of shares of common stock to directors and key employees of the Registrant pursuant to its 2012 Stock Incentive Plan (the “Plan”). Specifically, each director and the Registrant’s Chief Executive Officer, Chief Financial Officer and Secretary received 2,169 shares of common stock pursuant to the Plan.

On June 12, 2014, Sanjay Madhu resigned his position as (a) a member of the Registrant’s Board of Directors and (b) a member of the Registrant’s Audit Committee. A copy of Mr. Madhu’s resignation letter is attached as an exhibit to this Current Report on Form 8-K.

As of June 13, 2014, the Registrant’s Board of Directors appointed Warren D. Harris to fill Mr. Madhu’s vacancies on the Registrant’s Board of Directors and its Audit Committee. A copy of the press release, dated June 16, 2014, announcing this appointment is attached as an exhibit to this Current Report on Form 8-K.

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

Annual Meeting of Stockholders

The Registrant’s 2014 Annual Meeting of the stockholders was held on June 11, 2014, in Virginia Beach, Virginia. Stockholders representing 5,962,201 shares, or 82.62%, of the common shares outstanding as of the record date were present in person or were represented at the meeting by proxy.

Final voting results are shown below. The election of directors was determined by a plurality of the votes cast. Each other matter was determined by a majority of votes cast.

Election of Directors

The following directors were elected by the affirmative vote of a plurality of the votes cast:

Nominee	Votes Cast For	Votes Withheld	Broker Non-Votes
Jon S. Wheeler	2,373,352	500,875	3,087,974
Sanjay Madhu	2,471,205	403,022	3,087,974
Carl B. McGowan, Jr.	2,476,503	397,724	3,087,974
David Kelly	2,475,473	398,754	3,087,974
Christopher J. Ettel	2,472,098	402,129	3,087,974
William W. King	2,473,735	400,492	3,087,974
Jeffrey Zwerdling	2,473,435	400,792	3,087,974
Ann L. McKinney	2,476,852	397,375	3,087,974

Approving, for Purposes of Nasdaq Rules § 5635(B) and § 5635(D), the Common Stock Purchase Warrants Issued In the Registrant’s Private Placement Transactions in December 2013 and January 2014

On December 16, 2013, the Registrant entered into a Securities Purchase Agreement (the “December Securities Purchase Agreement”), pursuant to which it could issue, in one or more closings on or before January 31, 2014, a maximum of $12.0 million of convertible notes, non-convertible notes and/or warrants to purchase shares of common stock. On December 16, 2013, the Registrant completed an initial closing consisting of the private placement of $6.0 million in convertible senior notes, $4.0 of non-convertible notes and warrants. The warrants sold permit the investors to purchase an aggregate 421,053 shares of common stock, have an exercise price of $4.75 per share, expire on January 31, 2019 and are not exercisable unless the Registrant obtains stockholder approval for the transaction and the issuance of the common stock underlying the warrants.

Pursuant to a First Amendment to Securities Purchase Agreement, dated as of January 31, 2014 (the “First Amendment”), the Registrant and the initial investors amended the December Securities Purchase Agreement solely to increase the maximum size of the offering to an aggregate of $12.16 million. In accordance with the terms of December Securities Purchase Agreement, as amended by the First Amendment, as of January 31, 2014, the Registrant completed a second closing consisting of the private placement of $2.16 million of non-convertible notes and warrants to purchase shares of common stock. The warrants issued permit the investors to purchase an aggregate 227,372 shares of our common stock, have an exercise price of $4.75 per share, expire on January 31, 2019 and are not exercisable unless the Registrant obtains stockholder approval for the transaction and the issuance of the common stock underlying the warrants.

At the 2014 Annual Meeting, the stockholders approved these transactions pursuant to the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,826,744	39,133	8,350	3,087,974

Ratification of Appointment of Independent Registered Public Accounting Firm

The proposal to ratify the appointment of Cherry Bekaert LLP as the Registrant’s independent registered public accounting firm was approved as follows:

Votes For	Votes Against	Abstentions
5,860,057	52,518	49,626

ITEM 8.01	OTHER EVENTS.

On June 17, 2014, Wheeler issued a press release announcing the payment of a monthly cash dividend of $0.035 per share of common stock to record holders on June 30, 2014. Wheeler expects to pay the dividend on or about July 31, 2014.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired.

Not Applicable

(b)	Pro forma financial information.

Not Applicable

(c)	Shell company transactions.

Not applicable

(d)	Exhibits.

99.1 Press release, dated June 16, 2014, relating to the appointment of Warren D. Harris as a director and resignation of Sanjay Madhu as a director. (previously filed)

99.2 Press release, dated June 17, 2014, announcing the payment, on or about July 31, 2014, of a monthly cash dividend of $0.035 per share of common stock to record holders on June 30, 2014. (previously filed)

99.3 Resignation letter, dated June 12, 2014, of Sanjay Madhu. (previously filed)

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler

Jon S. Wheeler

Chairman and Chief Executive Officer

Dated: June 18, 2014

EXHIBIT INDEX

99.1 Press release, dated June 16, 2014, relating to the appointment of Warren D. Harris as a director and resignation of Sanjay Madhu as a director. (previously filed)

99.2 Press release, dated June 17, 2014, announcing the payment, on or about July 31, 2014, of a monthly cash dividend of $0.035 per share of common stock to record holders on June 30, 2014. (previously filed)

99.3 Resignation letter, dated June 12, 2014, of Sanjay Madhu. (previously filed)